June 2, 1995



VIA FACSIMILE


Investment Committee of the Board of Directors
Big O Tires, Inc.
11755 East Peakview Avenue
Englewood, Colorado  80111

Attn:  Frank L. Carney

Dear Gentlemen:

     As you are aware, over the past two months the undersigned members of the senior management of Big O Tires, Inc. ("Big O") and the directors of Big O Tire Dealers of America ("BOTA") have been working together to formulate a financeable acquisition proposal to acquire the outstanding stock of Big O following the Investment Committee's rejection of our offer to acquire such stock at the price of $16.00 per share.


     Based upon our efforts, we continue to believe that the combination of Big O's senior management and dealers can offer the best price available and can close a transaction in the shortest time. Thus, we are now in a position to submit to you for your consideration a new proposal on behalf of a group to be formed by an entity comprised of those franchised Big O Tire Dealers who elect to participate and the undersigned members of Big O's senior management to acquire all outstanding shares of common stock of Big O for $16.50 per share in a cash merger. Our proposal is subject to:


     (i) The obtaining of financing commitments on acceptable terms sufficient to finance the acquisition. As you are aware, we have made substantial progress in arranging the necessary elements of financing and believe commitments will be in place within 10 days of the execution of a merger agreement.


     (ii) Participation in the acquisition group by not less than 80% of the shares held by Big O's ESOP and the ability of the ESOP to obtain an acceptable fairness opinion.


     (iii) Participation in the acquisition group by not less than 85% of franchised Big O Tire Dealers.
Big O Tires, Inc.
June 2, 1995
Page 2





     (iv) Negotiation of a definitive merger agreement. The definitive agreement will provide that the Company may terminate the agreement after July 21, 1995, if the Investment Committee determines in its good faith judgement that the undersigned does not have the financial commitments described in (i) above, and may terminate the agreement after July 31, 1995, if the condition described in (iii) above is not then satisfied or waived by the undersigned.


     In consideration of our efforts to consummate the proposed merger, we request that Big O agree that:


     (1) Big O will promptly advance or reimburse the expenses incurred by the undersigned in such efforts up to an aggregate (including all expenses previously reimbursed pursuant to our prior agreements with respect to reimbursement of fees and expenses) of $750,000 plus financing fees up to $217,000 on the condition that prior to any reimbursement or payment of fees exceeding an aggregate of $500,000 (including prior reimbursement) the franchised Big O Tire Dealers participating in the transaction whose franchise agreements expire before July 1, 2002, shall have signed acceptable Big O franchise agreements for a minimum term of an additional three years beyond the date that their current franchise expires, or July 1, 2002, if sooner, without payment of a signing fee.


     (2) Subject to applicable Nevada corporate law, Big O will indemnify and hold harmless the undersigned and any other Big O dealers who participate in the negotiations of the proposed transaction and each of their respective employees, attorneys, investment bankers, and agents who are identified in writing and approved by the Investment Committee for all costs and expenses (including attorney fees) in connection with or arising out of any actions brought or threatened relating to, directly or indirectly, the proposed transaction and all prior transactions proposed with respect to the purchase of Big O by the undersigned. Such indemnification shall survive the termination of this letter agreement.


     (3) While a definitive merger agreement is being negotiated, no material expenditures will be made by Big O without the written consent of the undersigned and no expenditures of any amount will be made by Big O in contemplation of a restructuring or a reorganization introducing business units.


     We reserve the right to withdraw our proposal without prior notice in the event that Big O solicits further proposals from any third party or initiates any action which would result in a major change in the assets, capitalization or corporate structure of Big O (including the incurrence of additional debt other than for seasonal working capital needs for inventory and receivables).
Big O Tires, Inc.
June 2, 1995
Page 3




     If the definitive merger agreement has not been signed by June 21, 1995, either of us may terminate this letter by notice to the other.


     If this proposal is acceptable to you, please indicate your acceptance and agreement by signing in the space provided below on the enclosed copy and returning such copy to Steve Cloward or John Adams no later than 5:00 P.M., June 7, 1995, at which point this proposal, unless accepted, will expire.

                                        Very truly yours,

Management participants:

Steven P. Cloward        John B. Adams
Ron Lautzenheiser        Brad Findlay
Thomas L. Staker         Philip J. Teigen
Bruce H. Ware       Gregory L. Roquet
Dennis J. Fryer          Kelly A. O'Reilly
Allen E. Jones                          BOTA


By: /s/ Steven P. Cloward                    By: /s/ Wes Stephenson
Steven P. Cloward                            Wes Stephenson, President


ACCEPTED AND AGREED TO:

Big O Tires, Inc.


By:  /s/ Frank L. Carney
     Frank L. Carney, Chairman of the Investment Committee

Date:  June 7, 1995